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NEWS BULLETIN            RE:  MED-DESIGN CORPORATION
     FROM:                    2810 BUNSEN AVENUE
                              VENTURA, CA 93003
                              NASDAQ:  MEDC


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FOR FURTHER INFORMATION:

AT THE COMPANY                                            FOR MEDIA
Larry Ellis                  David Dowsett                Denise Portner
Chief Financial Officer      Chief Operating Officer      Tierney Communications
(805) 339-0375               (805) 339-0375               (215) 790-4395

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FOR IMMEDIATE RELEASE
AUGUST 10, 2004


 THE MED-DESIGN CORPORATION REPORTS PRELIMINARY SECOND QUARTER FINANCIAL RESULTS
       COMPANY TO HOLD CONFERENCE CALL AT 4:30 P.M. EDT TUESDAY, AUGUST 10


VENTURA, CA (AUGUST 10, 2004) -The Med-Design Corporation (NASDAQ: MEDC), a leader in the design and development of safety needle products for medical use, announced preliminary financial results for the second quarter of 2004. Complexities of the accounting arising from Med-Design's acquisition of the Low Profile Safety Huber Needle business from Luther Needlesafe Products, Inc. has delayed completion of Med-Design's financial statements for the second quarter of 2004. Med-Design anticipates that the financial statements will be filed with the Securities and Exchange Commission later this week. Accordingly, certain of the information in this press release is subject to change, although it is not anticipated that any change will be material.

Second Quarter Results:

The net loss for the second quarter was approximately $1,450,000, or $0.09 per share (basic and diluted), as compared to net loss of $1,590,436, or $0.13 per share (basic and diluted), for the corresponding period in 2003. Revenue for the quarter was $369,330, as compared to revenue of $42,145 for the corresponding period in 2003. The increase in revenue for the quarter is principally attributable to sales of the Low Profile Safety Huber Needle.

Product costs for the second quarter, which consist of direct and indirect costs related to our contract manufactured products, including the amortization of approximately $130,000 related to acquired licensed products associated with the acquisition of the Low Profile Safety Huber Needle business, were approximately $320,000, as compared to product costs of $23,755 for the corresponding period in 2003. The increase in product costs reflect product costs relating to the Low Profile Safety Huber Needle and an increase in product costs associated with increased sales of the 1Shot Safety Dental Syringe.

General and administrative expenses for the second quarter were $1,313,438, a decrease of $117,020 as compared to general and administrative expenses of $1,430,458 for the corresponding period in 2003. The decrease in general and administrative expenses was due primarily to a reduction in compensation expense, including stock based compensation.

Research and development expenses for the second quarter were $ 301,357, a decrease of $49,071 as compared to research and development expenses of $350,428 for the corresponding period in 2003. The decrease in research and development expenses was due primarily to a reduction in expenditures for employee compensation.



                                     -more-
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MED-DESIGN CORPORATION
ADD 1

Results for the Six Months Ended June 30, 2004:

The net loss for the six months ended June 30, 2004 was approximately $2,885,000, or $0.17 per share (basic and diluted), as compared to net loss of $3,346,705, or $0.26 per share (basic and diluted), for the corresponding period in 2003. Revenue for the six months ended June 30, 2004 was $458,841, as compared to revenue of $81,236 for the corresponding period in 2003.

General and administrative expenses were $2,664,894 for the six months ended June 30, 2004, a decrease of $299,332 as compared to general and administrative expenses of $2,964,226 for the corresponding period in 2003. The decrease in general and administrative expenses was due primarily to a reduction in expenditures for employee compensation, including stock based compensation.

Research and development expenses for the six months ended June 30, 2004 were $660,258, a decrease of $104,528 as compared to research and development expenses of $764,786 for the corresponding period in 2003. The decrease in research and development expenses was due primarily to a reduction in expenditures for employee compensation.

Total cash, cash equivalents and available for sale securities as of June 30, 2004 were $16,713,745, a decrease of $8,316,004 as compared to cash of $25,029,749 at December 31, 2003. The decrease is due primarily to the purchase of assets related to the Low Profile Safety Huber Needle on April 1, 2004 for $5.6 million in cash and approximately $310,000 in related expenses.

James Donegan, Chairman and Chief Executive Officer of Med-Design, commented, "The quarter was highlighted by the purchase of the Low Profile Safety Huber Needle business. The acquisition of this product line included our assumption of agreements providing contract manufacturing capability and an established distribution channel for the product. This is the second product in our portfolio that we are providing through contract manufacturing and distribution agreements. The addition of this product is consistent with our efforts to expand our commercial product offering."

CONFERENCE CALL INFORMATION

Med-Design will host a conference call that will be broadcast simultaneously on the Internet to discuss second quarter 2004 financial results at 4:30 p.m. ET (1:30 p.m. PT) on Tuesday, August 10. Individuals wishing to view the Web cast can access the event at www.med-design.com/investors.asp.

Toll-free telephone lines have been set up to listen to the presentation and participate in a question and answer session.
     o   Call-in number:  1-800-299-9630
     o   Password:  90084441

If you are unable to participate during the live Webcast, the call will be archived on the Web site www.med-design.com or call 888.286.8010, passcode 45729546 until August 24, 2004. To access the replay on the Web, click on Investor Relations, then conference call.


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MED-DESIGN CORPORATION
ADD 1


Forward Looking Statements

This release contains forward looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward looking statements including lack of demand or low demand for Med-Design's products or for safety products generally, competition, delays in introduction of Med-Design's licensed products due to manufacturing difficulties or other factors, requirements under Med-Design's contract arrangements, commitments under contractual arrangements Med-Design may enter into, a determination by companies that have entered into confidentiality agreements with Med-Design that they do not wish to pursue negotiations for agreements with regard to safety pre-filled devices and other factors discussed in Med-Design's filings with the Securities and Exchange Commission.

For more information on Med-Design Corporation you may access the Med-Design Corporation Web site at www.med-design.com.